EXHIBIT 10.36
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.

This Amendment No. 1 (“Amendment No. 1”) to that certain Sourcing and Supply Agreement No. 00135085 (the “Agreement”) is made and entered into by and between Amgen USA Inc. (“Amgen”) and DaVita Inc. (“Dialysis Center”). This Amendment No. 1 shall be effective on January 1, 2023 (the “Amendment No. 1 Date”).
WHEREAS Amgen and Dialysis Center entered into the Agreement with an effective date of January 6, 2017;
WHEREAS the Agreement contains certain terms, conditions and discount options for the purchase of Amgen ESAs;
WHEREAS Amgen and Dialysis Center desire that the existing Agreement govern in all respects the terms, conditions and discount options for the purchase of Amgen ESAs prior to January 1, 2023, and that the Agreement as amended hereby govern in all respects the terms, conditions and discount options for the purchase of Amgen ESAs from January 1, 2023 to the Term End Date (as such term is amended hereby); and
WHEREAS Amgen and Dialysis Center mutually desire to amend the Agreement as stated below;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties set forth herein, the Parties agree as follows:
SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement.
SECTION 2. Effectiveness. Each of the amendments and other modifications set forth herein shall be effective on the Amendment No. 1 Date. The amendments and other modifications set forth herein shall have no effect on the terms, conditions and discount options for the purchase of Amgen ESAs prior to January 1, 2023. The rights and obligations of the Parties related to the purchase of Amgen ESAs prior to January 1, 2023 shall continue to be governed by the Agreement as it existed prior to this Amendment No. 1.
SECTION 3.    Amendment of Section 2 (Definitions). Section 2 of the Agreement entitled “Definitions” shall be amended such that:
1.    The titles and definitions for each of the following Sections are deleted and replaced with the word “Reserved.”:
(i)    Section 2.2 “Added Aranesp Dialysis Center Purchaser,”
(ii)    Section 2.10 “Alternative Amgen ESA,”
(iii)    Section 2.11 “Alternative Amgen ESA Cover,”
(iv)    Section 2.12 “Alternative ESA Purchase Amount,”
(v)    Section 2.13 “Alternative ESA Purchase Event,”
(vi)    Section 2.16 “Amgen ESA Equivalent Quantity Shortfall,”
(vii)    Section 2.18 “Amgen ESAs Share of Sales,”

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
(viii)    Section 2.33 “Baseline Dose Equivalency Ratio,”
(ix)    Section 2.34 “Best Net Aranesp Price Rebate,”
(x)    Section 2.35 “Best Net EPOGEN Price Rebate,”
(xi)    Section 2.39 “Committed Unit Purchases of Amgen ESAs,”
(xii)    Section 2.40 “Committed Unit Purchases of Alternative ESAs,”
(xiii)    Section 2.41 “Compensation Data,”
(xiv)    Section 2.48 “Dialysis Center Committed Purchasers,”
(xv)    Section 2.49 “Dialysis Center Committed Purchasers List,”
(xvi)    Section 2.57 “Economic Interest,”
(xvii)    Section 2.64 “Forecast Shortfall,”
(xviii)    Section 2.65 “Forecast Shortfall Amount,”
(xix)    Section 2.69 “HIFs,”
(xx)    Section 2.72 “Included HIFs,”
(xxi)    Section 2.76 “Initial Dose Equivalency Ratio,”
(xxii)    Section 2.79 “Liquidated Damages,”
(xxiii)    Section 2.83 “Maximum Aranesp Purchase Limit,”
(xxiv)    Section 2.94 “Purchase Commitment Percentage,”
(xxv)    Section 2.103 “Self-Reported Data,”
(xxvi)    Section 2.104 “Shortfall Amgen ESA,”
(xxvii)    Section 2.105 “Significant Supply Shortfall,”
(xxviii)    Section 2.115 “Unmet HIF Conversion Volume,”
(xxix)    Section 2.117 “Wind-Down Period,” and
(xxx)    Section 2.118 “Wind-Down Price.”

2.    Section 2.60 of the Agreement entitled “ESAs” is amended and restated as follows:
2.60.    “ESAs” shall mean agents that stimulate erythropoiesis including, but not limited to, [*].
3.    Section 2.109 of the Agreement entitled “Term End Date” is amended and restated as follows:
2.109 “Term End Date” means December 31, 2023.

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
4.    The following definitions are added to the end of Section 2 immediately following Section 2.118.
2.119    “Amendment No. 1 Date” means January 1, 2023.
2.120    “Annual Purchase Commitment Deficiency” means the difference, if positive, given by (a) the Purchase Commitment for Calendar Year 2023 minus (b) the Qualified Aggregate Purchases of EPOGEN that Dialysis Center Purchasers purchased during Calendar Year 2023.
2.121    “Calendar Year” means a full twelve (12) month period beginning on January 1 and ending December 31 of each year that occurs during the Term.
2.122    “Qualified Aggregate Purchases of EPOGEN” means the amount of EPOGEN purchased by Dialysis Center Purchasers during a given period from an Authorized Wholesaler (or from Amgen pursuant to Section 3.6) for use in providing Dialysis Services, and confirmed by Amgen through sales tracking data, including, without limitation, chargeback data from wholesalers. Qualified Aggregate Purchases of EPOGEN shall be in terms of IUs, net of product returns and adjustments.
SECTION 4. Amendment and Restatement of Section 3 (Purchase and Supply Commitments). Section 3 of the Agreement shall be amended and restated as follows:
3.    PURCHASE AND SUPPLY COMMITMENTS
3.1.    Purchase and Supply Commitments.
3.1.1.    Dialysis Center Purchase Commitment. Subject to the terms and conditions of this Agreement, the Dialysis Center Purchasers shall purchase Qualified Aggregate Purchases of EPOGEN during Calendar Year 2023 in an amount not less than the greater of (i) [*] IUs of EPOGEN and (ii) the sum of the quarterly Minimum Forecast Commitments for all Quarters in Calendar Year 2023 (such greater amount, the “Purchase Commitment”).
3.1.1.1.    Purchase Commitment Deficiency. If during Calendar Year 2023 the Dialysis Center Purchasers do not purchase the quantities of EPOGEN necessary to meet the Purchase Commitment, then Amgen shall deliver to Dialysis Center a notice indicating the Annual Purchase Commitment Deficiency. Within fourteen (14) days of receipt by Dialysis Center of notice from Amgen of the Annual Purchase Commitment Deficiency, Dialysis Center shall make a binding purchase order from one or more Authorized Wholesalers (or from Amgen pursuant to Section 3.6) of EPOGEN in an amount equal to the Annual Purchase Commitment Deficiency and such purchase shall be eligible for the Discounts. Dialysis Center shall promptly provide Amgen notice of the completion of such purchase order along with a copy of the invoice for such purchase order. In the event that Dialysis Center fails to complete such purchase order within fourteen (14) days of receipt of notice from Amgen, Amgen shall offset against any discounts or other amounts owed by Amgen to Dialysis Center an amount equal to the Annual Purchase Commitment Deficiency multiplied by the EPOGEN Fixed Price corresponding to the Qualified Aggregate Purchases of EPOGEN that Dialysis Center Purchasers actually purchased during Calendar Year 2023.
3.1.2.    Amgen Supply Commitment. Subject to the terms and conditions of this Agreement, Amgen shall ensure that during each Quarter of the Term [*] percent ([*]%) of the Minimum Forecast Commitment for each such Quarter is available for purchase by the Dialysis Center Purchasers from one or more Authorized Wholesalers or from Amgen pursuant to Section 3.6 (the “Supply Commitment”). Subject to Section 3.2.2, Amgen acknowledges and agrees that nothing in this Agreement shall prohibit any Dialysis Center Purchaser from purchasing an

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
amount of EPOGEN necessary to satisfy the Purchase Commitment in the final Quarter of the Term regardless of whether such EPOGEN is actually administered by the Dialysis Center Purchasers to their patients for the provision of Dialysis Services during such Quarter.
3.1.3.    Reserved.
3.1.4.    Reserved.
3.1.5.    Dose Equivalency Ratio. The Parties agree that for purposes of this Agreement the “Dose Equivalency Ratio” between (i) EPOGEN and Mircera is 223:1 such that 223 IUs of EPOGEN shall be considered equivalent to 1 mcg of Mircera, and (ii) the Dose Equivalency Ratio between EPOGEN and any biosimilar of EPOGEN is 1:1.10 such that 1.10 IU of such biosimilar of EPOGEN shall be considered equivalent to 1 IU of EPOGEN.
3.2.    Eligible Purchases.
3.2.1.    Purchases from Authorized Wholesaler. Only purchases of Amgen ESAs made by a Dialysis Center Purchaser from an Authorized Wholesaler or Amgen pursuant to Section 3.6 shall be eligible to receive the Discounts provided under this Agreement.
3.2.2.    Own Use. The Dialysis Center Purchasers shall purchase Amgen ESAs under this Agreement solely for their own use in providing Dialysis Services, and only purchases made by Dialysis Center Purchasers for such use shall be eligible for the Discounts provided under this Agreement. Dialysis Center on behalf of itself and each other Dialysis Center Purchaser covenants that none of them shall seek to procure any of the Discounts available under this Agreement for any purchases of Amgen ESAs not for its or their use in providing Dialysis Services, and Dialysis Center shall promptly notify Amgen in the event Amgen shall have provided any Dialysis Center Purchaser with any Discounts hereunder for any Amgen ESAs that were not used by them for the provision of Dialysis Services.
3.3.    Quantity Forecasts and Minimum Forecast Commitment.
3.3.1.    Rolling Forecast. Each Quarter during the Term, Dialysis Center shall submit in writing to Amgen a twelve (12) month good faith forecast (or a good faith forecast for such lesser amount of time remaining in the Term) setting forth on a month-by-month basis the aggregate quantities in IUs of EPOGEN anticipated to be purchased by Dialysis Center Purchasers (each, a "Rolling Forecast" and collectively the “Rolling Forecasts”), each such forecast by EPOGEN SKU required for all Dialysis Center Purchasers for each month in the forecast period. The Rolling Forecasts submitted under this Agreement prior to the Amendment No. 1 Date shall continue to be binding as to their EPOGEN forecasts pertaining to Calendar Year 2023, except that if Dialysis Center delivers to Amgen an updated twelve (12) month good faith forecast within thirty (30) days of the date of execution of Amendment No. 1 (which, for the avoidance of doubt, may not update any forecasts for Calendar Year 2022 but may contain equivalent or increased forecasts for the applicable portion of Calendar Year 2023), such updated good faith forecast shall supersede the existing forecast for such portion of Calendar Year 2023 that Dialysis Center submitted to Amgen prior to the execution of Amendment No. 1. Dialysis Center shall submit each Rolling Forecast by no later than the first day of the last month of each Quarter during the Term (e.g., by March 1, 2023 Dialysis Center shall submit a Rolling Forecast for the period from April 2023 through December 2023). If Dialysis Center has not timely delivered a Rolling Forecast as provided above, the Rolling Forecast previously in effect shall remain in effect for the periods covered thereby. The purpose of this Section 3.3.1 is to allow Amgen adequate time to adjust its manufacturing planning and operations to properly reflect the anticipated mix of Available EPOGEN SKUs.
3.3.2.    Reserved.

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
3.3.3.    Minimum Forecast Commitment. Without reducing or limiting the Purchase Commitment set forth in Section 3.1.1, the forecasted quantities of each Available EPOGEN SKU for months 1-3 of each Rolling Forecast shall constitute the Dialysis Center Purchasers’ aggregate minimum purchase commitment of IUs of EPOGEN by Available EPOGEN SKU for such Quarter (the “Minimum Forecast Commitment”). Any forecasted quantity of Available EPOGEN SKUs that constitutes less than one and five-tenths of a percent (1.5%) of the forecasted quantities of total EPOGEN for that Quarter shall be excluded from the Minimum Forecast Commitment and shall not be subject to the Supply Commitment.
3.3.4.    Reserved.
3.3.5.    Forecast Variance. Each new Rolling Forecast submitted by Dialysis Center on a Quarterly basis pursuant to Section 3.3.1 may decrease (but not increase) quantities of each Available EPOGEN SKU for new months 1-6, and may increase or decrease quantities of each Available EPOGEN SKU in the new months 7-12, each from the corresponding months in the immediately prior Rolling Forecast by the “Permitted Percentage Variance” in the table below. The Permitted Percentage Variance for the months of each Rolling Forecast (the “Permitted Variance Period”) are as follows:

Old Months	4-6	7-9	10-12
New Months	1-3	4-6	7-9	10-12
EPOGEN: Percentage Variance Permitted in New Forecast for New Months from Old Months (Same Calendar Months) in Prior Forecast	[*]% (decrease only)	[*]% (decrease only)	[*]% (decrease or increase)	Initial Rolling Forecast
If Dialysis Center submits a Rolling Forecast that contains a forecast that is not in compliance with the applicable Permitted Percentage Variance, Amgen shall have the right within thirty (30) days of receipt of such Rolling Forecast by written notice to Dialysis Center to either (a) accept such forecast for any month therein that is not in compliance with this Section 3.3.5; or (b) adjust such non-compliant forecasted quantity for any such month to increase or decrease the amount forecasted for such month by up to the minimum amount necessary to bring such forecasted quantity into compliance with this Section 3.3.5. Dialysis Center may, at any time for any good faith reason, request additional variances to the Permitted Percentage Variance and, in such event, the Parties shall work in good faith to accommodate such request; provided, however, that in no event shall Amgen be liable for any resulting Actual Supply Shortfall.
3.3.6.    Reserved.
3.3.7.    Good Faith Estimates. Each Rolling Forecast submitted by Dialysis Center shall represent good faith estimates of the Dialysis Center Purchasers’ actual anticipated purchases of EPOGEN for the treatment of dialysis patients in the Territory and reasonable inventory requirements for EPOGEN in the Territory during the relevant timeframes.

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
3.3.8.    Available Amgen ESA SKUs. The Available Amgen ESA SKU Schedule attached as Schedule 3 hereto sets forth the “Available Amgen ESA SKUs” as of the Term Start Date. Amgen may add Available Amgen ESA SKUs to, or remove Available Amgen ESA SKUs (with respect to all purchasers of Amgen ESAs for free-standing dialysis clinics) from, the Available Amgen ESA SKU Schedule upon at least six (6) months advance written notice to Dialysis Center; provided, that Amgen may not remove any Available Amgen ESA SKUs from the Available Amgen ESA SKU Schedule that accounted for five percent (5%) or more of the Qualified Gross Purchases of Amgen ESAs during the immediately preceding three (3) Quarters without the prior written consent of Dialysis Center, which consent may be withheld by Dialysis Center in its sole discretion, unless there is an Available Amgen ESA SKU that corresponds to the same dosage, size and potency of the deleted Available Amgen ESA SKU; and provided further, that, notwithstanding the foregoing, Amgen may immediately remove any Available Amgen ESA SKU should Amgen determine, in its sole discretion, that the removal of any such Available Amgen ESA SKU is for safety or quality or similar reasons. The Parties shall mutually agree upon (a) the first period for which any such new Available Amgen ESA SKU may be ordered by the Dialysis Center Purchasers and (b) any permitted adjustments to the Amgen ESA SKU mix contained in Dialysis Center's then applicable Rolling Forecast to reflect any changes in the Available Amgen ESA SKUs or as otherwise may be required due to any production shortfall applicable to all Amgen ESA customers.
3.4.    Supply Commitment Shortfalls.
3.4.1.    Amgen Shortfall Activities. Dialysis Center shall promptly notify Amgen and the Amgen Business Representative if the Authorized Wholesalers do not have sufficient quantities of EPOGEN in the aggregate to meet firm purchase orders from the Dialysis Center Purchasers that are within the quantity of EPOGEN that constitutes the Minimum Forecast Commitment for that month, setting forth in such notice the aggregate amount of such EPOGEN that the Authorized Wholesalers are unable to supply. Within seven (7) business days after receipt of such notice from Dialysis Center, Amgen shall use commercially reasonable efforts to (i) deliver to the Authorized Wholesalers additional amounts of EPOGEN, (ii) direct Dialysis Center to one or more Authorized Wholesalers or other wholesalers that have stock of EPOGEN and/or (iii) make other arrangements with Dialysis Center to provide shipment of EPOGEN to Dialysis Center (the “Amgen Shortfall Activities”).
3.4.2.    An “Actual Supply Shortfall” shall mean, after taking into account EPOGEN identified or made available through Amgen Shortfall Activities, there is not available a quantity of EPOGEN that is part of the Minimum Forecast Commitment for a particular month and constitutes [*] percent ([*]%) or more of the aggregate quantities in IUs of EPOGEN that form the Minimum Forecast Commitment for such month.

3.4.3.    Supply Disruption Notice. To the extent permitted by Law and Amgen’s internal quality and compliance policies and procedures, Amgen shall provide Dialysis Center with written notice of anticipated supply disruptions for EPOGEN that would impact the Minimum Forecast Commitment.
3.4.3.1.    Non-Discrimination and Priority. Subject to any existing obligations that Amgen or any Affiliate of Amgen may have, Amgen shall give Dialysis Center Purchasers’ orders first priority among dialysis center purchasers when allocating available EPOGEN during an Actual Supply Shortfall.
3.4.3.2.    Reserved.
3.4.3.3.    Alternative ESA Cover Purchases. If there is limited availability of EPOGEN during an Actual Supply Shortfall, Dialysis Center shall use good faith efforts to procure any Alternative ESAs from a Third Party at the lowest commercially reasonable price. Dialysis Center shall deliver

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
to Amgen a statement setting forth the aggregate net purchase price (i.e., the aggregate list price less all applicable discounts, rebates, chargebacks and other price adjustments) actually paid by the Dialysis Center Purchasers to any such Third Party for that quantity of Alternative ESAs purchased by such Dialysis Center Purchasers during the Quarter in which the Actual Supply Shortfall occurs solely as a substitute for the Actual Supply Shortfall (the “Aggregate Alternative ESA Net Price”); provided, that, should Dialysis Center be subject to any confidentiality restrictions that Dialysis Center may have with any Third Party from which it procured Alternative ESAs, then the Parties agree to send such Aggregate Alternative ESA Net Price to the Firm to be verified. Amgen shall pay to Dialysis Center an amount of cash equal to the difference, if any, between (a) the Aggregate Alternative ESA Net Price and (b) the product of (i) (1) WAC in effect for the applicable Quarter of the Actual Supply Shortfall less (2) the Discounts per IU of Available EPOGEN SKU earned by the Dialysis Center Purchasers in such Quarter, multiplied by (ii) the amount of the Actual Supply Shortfall.
3.4.4.    Reserved.
3.4.5.    Purchase Commitment Reduction. In the event of an Actual Supply Shortfall, the Purchase Commitment shall be reduced by the amount of the aggregate Actual Supply Shortfall. The foregoing shall be the sole remedy for any Actual Supply Shortfall.
3.4.6.    Response to Actual Supply Shortfall. Amgen shall work in good faith to address and end any Actual Supply Shortfall as soon as possible and will use commercially reasonable efforts to make available additional manufacturing capacity.
3.5.    WAC. The Dialysis Center Purchasers shall purchase Amgen ESAs from an Authorized Wholesaler (or from Amgen pursuant to Section 3.6) at the then-prevailing WAC (subject to any wholesaler markup, discount, services fees or other charges), and any Discounts shall be applied in accordance with the schedules and terms set forth in Exhibit A and this Agreement. Amgen reserves the right to change WAC at any time, by any amount, without notice. Subsequent to any WAC changes, Amgen shall promptly notify Dialysis Center.
3.6.    Authorized Wholesalers. Prior to the Term Start Date, Dialysis Center shall select one or more Authorized Wholesalers from the Authorized Wholesaler list prepared by Amgen and set forth on Exhibit B (as such list may be amended from time to time as provided in this Agreement, the “Authorized Wholesaler List”), and only such selected Authorized Wholesalers shall be Authorized Wholesalers for purposes of this Agreement. From and after the Term Start Date, Dialysis Center shall have the right to change its selection of Authorized Wholesalers from the Authorized Wholesaler List with ninety (90) days prior written notice to Amgen. Dialysis Center may request Amgen to add wholesalers to the Authorized Wholesaler List, and Amgen, at its sole discretion, shall have the right to determine whether to approve of such addition to the Authorized Wholesaler List. Amgen shall have the right to add or remove wholesalers from the Authorized Wholesaler List set forth on Exhibit B in the exercise of its commercially reasonable discretion by ninety (90) days prior written notice to Dialysis Center, provided, that, for any removal, (a) Amgen removes such Authorized Wholesaler with respect to providing Amgen ESAs to all purchasers of Amgen ESAs for free standing dialysis clinics, or (b) such Authorized Wholesaler requests Amgen to remove it as an Authorized Wholesaler for Dialysis Center Purchasers. In the event of any removal of an Authorized Wholesaler from the Authorized Wholesaler List by Amgen, Amgen shall work with Dialysis Center to transition the Dialysis Center Purchasers’ purchases of Amgen ESAs to an alternative Authorized Wholesaler, and if no alternative Authorized Wholesaler exists at such time, the Parties shall use reasonable efforts to establish a direct purchasing relationship in any interim period between the removal of the removed Authorized Wholesaler and the initiation of purchases from a new Authorized Wholesaler, if no

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
Authorized Wholesaler exists at such time. Any such direct purchasing relationship shall be subject to credit qualification and the approval by Amgen of an application for direct ship account. If the Dialysis Center Purchasers purchase Amgen ESAs directly from Amgen as contemplated in this Section 3.6, all purchases of Amgen ESAs made from Amgen by such Dialysis Center Purchasers shall be deemed Qualified Gross Purchases of Amgen ESAs and eligible for the Discounts.
3.7.    Dialysis Center Purchasers
3.7.1.    Designated Affiliates and Managed Centers. Only the Designated Affiliates listed on Exhibit C (as such list may be amended from time to time as provided in this Agreement, the “Designated Affiliates List”) and the Managed Centers set forth on Exhibit D (as such list may be amended from time to time as provided in this Agreement, the “Managed Centers List”) shall be Dialysis Center Purchasers for purposes of this Agreement. Dialysis Center shall promptly update and maintain the accuracy of the Designated Affiliates List and the Managed Centers List throughout the Term, but in no event later than thirty (30) days after the addition or removal of a Dialysis Center Purchaser pursuant to Section 3.7.2 or 3.7.3 below. Dialysis Center shall not acquire, divest, restructure, reorganize or reclassify its Affiliates or Managed Centers, or request any addition or removal of any Dialysis Center Purchaser, with the purpose or intent in whole or in part to avoid or eliminate its obligations or commitments, or the obligations and commitments of each of the Dialysis Center Purchasers set forth in this Agreement.
3.7.2.    Addition of Dialysis Center Purchasers. After the Term Start Date, subject to the terms and conditions of this Agreement, all new Affiliates that provide Dialysis Services and Managed Centers in the Territory shall be added to this Agreement and become Dialysis Center Purchasers. Dialysis Center shall provide written notice to Amgen of each new Affiliate that provides Dialysis Services and Managed Center in the Territory (each a “Notice of Added Dialysis Center Purchaser”), which notice shall include the proposed Added Dialysis Center Purchaser Transaction Date, plus any additional information regarding the proposed Dialysis Center Purchaser that Amgen shall reasonably request. Subject to the terms and conditions of Section 3.1.1 with respect to the Purchase Commitment, the Designated Affiliates List and the Managed Centers List shall be amended to include such Affiliates that provide Dialysis Services or Managed Centers effective as of (i) thirty (30) days from the date of Amgen’s receipt of a Notice of Added Dialysis Center Purchaser or (ii) the applicable Added Dialysis Center Purchaser Transaction Date if such Added Dialysis Center Purchaser Transaction Date is later than thirty (30) days after the Notice of Added Dialysis Center Purchaser (each such effective date, the “Added Dialysis Center Purchaser Effective Date”, and each of the Affiliates that provide Dialysis Services and Managed Centers added by such amendments, an “Added Dialysis Center Purchaser”). The Designated Affiliates List and the Managed Centers List shall be amended without further action required of the Parties to reflect additions made in accordance with this Section 3.7.2.
3.7.3.    Removal of Dialysis Center Purchasers. (A) Dialysis Center may remove Designated Affiliates from the Designated Affiliates List and Managed Centers from the Managed Center List only (i) upon the written consent of Amgen, which consent shall not be unreasonably withheld, conditioned, and/or delayed or (ii) upon thirty (30) days prior written notice to Amgen in the event such removal is a result of a (a) sale of all or substantially all of the assets or equity interests of a Designated Affiliate to a Third Party, whether by reorganization, merger, sales of assets, or sale of equity interests, (b) permanent closure of a Designated Affiliate facility or (c) termination of the relevant management agreement for a Managed Center that has ceased its management relationship with Dialysis Center and/or any Affiliate of Dialysis Center (each of the events described in this clause (ii), an “Authorized Removal Occurrence”). Dialysis Center shall provide Amgen written notice describing the nature of any requested removal, including the anticipated effective date of any Authorized Removal Occurrence, and such removal shall be

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
effective thirty (30) days after Amgen has provided Dialysis Center with written consent to such removal or such earlier period as may be agreed to by Amgen or, in the event of an Authorized Removal Occurrence, the effective date of the Authorized Removal Occurrence.
(B) Amgen shall also have the right to remove any Designated Affiliates from the Designated Affiliates List and any Managed Centers from the Managed Centers List upon ninety (90) days (or such shorter period as may be required by Law or any Governmental Authority) written notice to Dialysis Center (a) that such removal is required by order of a court or Governmental Authority or (b) in instances in which Amgen determines, in its reasonable discretion, that such removal is required (i) to comply with Law, based on the advice of counsel, or (ii) as a result of any such Designated Affiliate’s or Managed Center’s negligence or willful misconduct in the use or administration of Amgen ESAs.
(C) The Designated Affiliates List and the Managed Centers List shall be amended without further action required of the Parties to reflect removals made in accordance with this Section 3.7.3.
3.7.4.    Adjustments to Rolling Forecast. Following the addition or removal of an Affiliate that provides Dialysis Services to or from the Designated Affiliates List or a Managed Center to or from the Managed Centers List, the Parties shall mutually agree in good faith to implement any reasonable and necessary adjustments to the Rolling Forecast to account for such addition or removal of an Affiliate that provides Dialysis Services to or from the Designated Affiliates List or a Managed Center to or from the Managed Centers List; provided, that unless otherwise agreed to by the Parties pursuant to Section 3.3.5, Amgen shall have no obligation under Section 3.4 for an Actual Supply Shortfall in the event that any increase to the quantities of each Available EPOGEN SKU set forth in such adjusted Rolling Forecast is in excess of the applicable Permitted Percentage Variances.
3.7.5.    Reserved.
3.7.6.    Reserved.
3.7.7.    Marketing of Amgen ESAs.
3.7.7.1.    Amgen represents and warrants to Dialysis Center that during the Term of this Agreement, neither Amgen, nor any of its agents or representatives, including, without limitation, Amgen’s commercial representatives, [*] in the Territory for Amgen ESAs for Dialysis Services [*]. In the event that Dialysis Center has a reasonable basis to believe that Amgen has not complied with its obligations under this Section 3.7.7.1, Dialysis Center shall [*].
3.7.8.    Shelf Life. All EPOGEN purchases by Dialysis Center pursuant to this Agreement shall have a minimum of six (6) months remaining dating prior to expiration, unless otherwise agreed to in writing by the Parties.
SECTION 5. Amendment of Section 4.2 (Verification and Audit). The first sentence of Section 4.2 of the Agreement shall be amended and restated as follows:
Discounts (including any qualification criteria for any Discounts) specified herein and/or any other amounts paid by one Party to the other Party pursuant to this Agreement are subject to verification and audit of the relevant purchase and other data (including the Data), as reasonably necessary to calculate any amounts payable hereunder.
SECTION 6. Amendment and Restatement of Section 7 (Other Data). Section 7 of the Agreement shall be amended and restated as follows:
7.    Reserved.

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
SECTION 7. Amendment and Restatement of Section 8.4 (HIF Economic Interest). Section 8.4 of the Agreement shall be amended and restated as follows:
8.4    Reserved.
SECTION 8. Amendment and Restatement of Section 8.5 (Data). Section 8.5 of the Agreement shall be amended and restated as follows:
8.5    Data. Dialysis Center represents and warrants to Amgen that: (a) the Data that the Dialysis Center Purchasers deliver to Amgen pursuant to Section 6 shall be: (i) prepared and delivered in accordance with the provisions of Section 6 and (ii) as complete and accurate as is reasonably obtainable in view of the Dialysis Center Purchasers’ customary method of compilation and the nature and accuracy of the Dialysis Center Purchasers’ resources; (b) the Dialysis Center Purchasers shall not knowingly and intentionally misrepresent or omit any of the Data provided by the Dialysis Center Purchasers to Amgen; and (c) Dialysis Center shall promptly notify Amgen in the event it has actual knowledge that any of the Data is not complete and/or accurate.
SECTION 9. Amendment and Restatement of Section 10.2 (Termination for Cause). Section 10.2 of the Agreement shall be amended and restated as follows:
    10.2 Termination for Cause. Amgen or Dialysis Center may terminate this Agreement in the event of the following:
        10.2.1. Material Breach. Either Party may terminate this Agreement upon thirty (30) days prior written notice if the other Party materially fails to fulfill any of its obligations under this Agreement when they come due and does not cure such breach within thirty (30) days of receipt of such notice.
        10.2.2. Termination for Exclusion from Federal Health Care Program. Either Amgen or Dialysis Center may immediately terminate this Agreement upon written notice to the other Party in the event there is change in the other Party’s status which excludes it from participation in any “Federal health care program” (as defined under 42 U.S.C. § 1320a-7b(f)) (a “Debarred Party”), provided, that no Party shall have the right to terminate this Agreement pursuant to this Section 10.2.2 if the Debarred Party can complete its obligations through, or otherwise transfer its obligations to, an Affiliate as permitted by applicable Law.
        10.2.3. Termination for Payment Failure. Either Party may terminate this Agreement in the event the other Party fails to make payment of any undisputed amount due hereunder in excess of [*] following thirty (30) days’ written notice from the Party (which termination shall be automatically effective at the end of such thirty (30) day period should such undisputed amount remain unpaid).
SECTION 10. Amendment and Restatement of Section 10.3 (Liquidated Damages). Section 10.3 of the Agreement shall be amended and restated as follows:
10.3    Reserved.
SECTION 11. Amendment and Restatement of Section 10.4 (Effect of Termination). Section 10.4 of the Agreement shall be amended and restated as follows:
10.4    Effect of Termination. Upon any termination or expiration of this Agreement, (a) any earned and vested Discounts shall be paid in accordance with the terms set forth in Exhibit A and (b) any payments by Amgen owing to Dialysis Center under Section 3.4.3.3 shall be paid. All Discounts available to Dialysis Center in the particular Quarter in which such termination occurs shall be paid to Dialysis Center based on an achievement of the eligibility and vesting requirements set forth in Exhibit A.

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
SECTION 12. Amendment and Restatement of Section 10.5 (Survival). Section 10.5 of the Agreement shall be amended and restated as follows:
10.5    Survival. Any provision that, either expressly or by its nature is intended to survive this Agreement, shall survive any expiration or termination of this Agreement, including Sections 2, 4, 8, 9, 10, and 11.
SECTION 13. Amendment and Restatement of Exhibit A. Exhibit A of the Agreement entitled “Discount Terms and Conditions” shall be deleted in its entirety and replaced with the Exhibit A attached hereto.
SECTION 14. Removal of Exhibit E. Exhibit E of the Agreement entitled “Dialysis Center Committed Purchasers List” shall be deleted in its entirety.
SECTION 15. Removal of Exhibit SR-1. Exhibit SR-1 of the Agreement entitled “Purchase Data Submission Form” shall be deleted in its entirety.
SECTION 16. Amendment and Restatement of Schedule 1. Schedule 1 of the Agreement entitled “Data” shall be deleted in its entirety and replaced with the Schedule 1 attached hereto.
SECTION 17. Removal of Schedule 2. Schedule 2 of the Agreement entitled “Compensation Data” shall be deleted in its entirety.
All other definitions, references, terms, and conditions of the Agreement remain unchanged and in full force and effect.

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
The Parties have executed this Amendment No. 1 by their designated representatives set forth below.

AMGEN USA INC.	DAVITA INC.
By: /s/ Murdo Gordon Name (print): Murdo Gordon Title: EVP Global Commercial Operations Date: 7/12/2022	By: /s/ Javier Rodriguez Name (print): Javier Rodriguez Title: CEO, Kidney Care Date: 7/14/2022

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
EXHIBIT A
DISCOUNT TERMS AND CONDITIONS
1.    AMGEN ESA INVOICE DISCOUNTS

1.1    Base Invoice Discounts. Subject to the terms and conditions contained in the Agreement, Dialysis Center Purchasers shall be entitled to the Base Invoice Discount set forth in the following Base Invoice Discount Table, applied to WAC in effect at the time of purchase of EPOGEN or Aranesp, as applicable, by Dialysis Center Purchasers under the Agreement, exclusive of any wholesaler markup, discount, service fees or other charges:

Base Invoice Discount Table
PRODUCT	NDC	BASE INVOICE DISCOUNT PERCENTAGE
EPOGEN	All NDCs	[*]%
Aranesp	All NDCs	[*]%

2.    FIXED PRICE REBATE

2.1    Definitions. In addition to the defined terms set forth in Section 2 of the Agreement, the following terms, as used in this Exhibit A, shall have the meaning ascribed below.

2.1.1    “Aranesp Fixed Price” shall mean the applicable Aranesp Fixed Price per microgram of Aranesp as set forth in the Aranesp Fixed Price Table below.

Aranesp Fixed Price Table
Calendar Year	Aranesp Fixed Price per mcg
2023	$[*]

2.1.2    “EPOGEN Fixed Price” shall mean the applicable EPOGEN Fixed Price per 1,000 IUs of EPOGEN as set forth below:

EPOGEN Fixed Price Table
Qualified Aggregate Purchases of EPOGEN in 1,000 IUs by Dialysis Center Purchasers for Calendar Year 2023	EPOGEN Fixed Price per 1,000 IUs
≤[*]	$[*]
[*] to [*]	$[*]
[*] to [*]	$[*]
[*]to [*]	$[*]
≥[*]	$[*]

2.1.3    “Aranesp Fixed Price Rebate Percentage” shall mean, at any date of determination, an amount equal to: [(A minus B), divided by A] minus C, where (i) “A” equals Aranesp WAC in effect at time of purchase; (ii) “B” equals Aranesp Fixed Price, and (iii) “C” equals Aranesp Base Invoice Discount Percentage. For example, a determination of the Aranesp Fixed Price Rebate Percentage would be as follows:

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.

Aranesp Fixed Price Rebate Percentage Illustration:
[(Aranesp WAC – Aranesp Fixed Price) / Aranesp WAC] – Aranesp Base Invoice Discount Percentage

2.1.4    “EPOGEN Fixed Price Rebate Percentage” shall mean, at any date of determination, an amount equal to: [(A minus B), divided by A] minus C, where (i) “A” equals EPOGEN WAC in effect at time of purchase; (ii) “B” equals EPOGEN Fixed Price, and (iii) “C” equals EPOGEN Base Invoice Discount Percentage. For example, a determination of the EPOGEN Fixed Price Rebate Percentage would be as follows:

EPOGEN Fixed Price Rebate Percentage Illustration:
[(EPOGEN WAC – EPOGEN Fixed Price) / EPOGEN WAC] – EPOGEN Base Invoice Discount Percentage

2.1.5    “Qualified Gross Purchases of Aranesp” shall mean the amount of Aranesp purchased by Dialysis Center Purchasers during the Term from an Authorized Wholesaler (or from Amgen pursuant to Section 3.6) for use in providing Dialysis Services, and confirmed by Amgen through sales tracking data, including, without limitation, chargeback data from wholesalers. Qualified Gross Purchases of Aranesp shall be calculated using the WAC in effect at the time of the relevant purchase, net of product returns and adjustments.

2.1.6    “Qualified Gross Purchases of EPOGEN” shall mean the amount of EPOGEN purchased by Dialysis Center Purchasers during the Term from an Authorized Wholesaler (or from Amgen pursuant to Section 3.6) for use in providing Dialysis Services, and confirmed by Amgen through sales tracking data, including, without limitation, chargeback data from wholesalers. Qualified Gross Purchases of EPOGEN shall be calculated using the WAC in effect at the time of the relevant purchase, net of product returns and adjustments.

2.2    Aranesp Fixed Price Rebate. Dialysis Center shall earn the Aranesp Fixed Price Rebate for each Calendar Year during the Term in the manner described below in this Section 2.2.

2.2.1    Calculation of Aranesp Fixed Price Rebate. Amgen shall calculate the amount of Dialysis Center’s Aranesp Fixed Price Rebate by multiplying the Qualified Gross Purchases of Aranesp during the applicable Calendar Year by the Aranesp Fixed Price Rebate Percentage for such Calendar Year.

2.2.2    Payment of Aranesp Fixed Price Rebate. Amgen will pay such Aranesp Fixed Price Rebate to Dialysis Center (a) in the event of no Annual Purchase Commitment Deficiency, within ninety (90) days after the end of the corresponding Calendar Year, and (b) in the event of an Annual Purchase Commitment Deficiency, within forty-five (45) days after Amgen’s receipt of Dialysis Center’s notice of completion of Dialysis Center’s purchase order of EPOGEN in an amount equal to the Annual Purchase Commitment Deficiency pursuant to Section 3.1.1.1 of the Agreement. The payment of such Aranesp Fixed Price Rebate to Dialysis Center shall be subject to any offset set forth in Section 3.1.1.1 of the Agreement.

2.2.3    Vesting of Aranesp Fixed Price Rebate. The Aranesp Fixed Price Rebate for a given Calendar Year shall vest on the last day of such Calendar Year.

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.
2.3    EPOGEN Fixed Price Rebate. Dialysis Center shall earn the EPOGEN Fixed Price Rebate for each Calendar Year during the Term in the manner described below in this Section 2.3.

2.3.1    Calculation of EPOGEN Fixed Price Rebate. Amgen shall calculate the amount of Dialysis Center’s EPOGEN Fixed Price Rebate by multiplying the Qualified Gross Purchases of EPOGEN during the applicable Calendar Year by the EPOGEN Fixed Price Rebate Percentage for such Calendar Year.

2.3.2    Payment of EPOGEN Fixed Price Rebate. Amgen will pay such EPOGEN Fixed Price Rebate to Dialysis Center (a) in the event of no Annual Purchase Commitment Deficiency, within ninety (90) days after the end of the corresponding Calendar Year, and (b) in the event of an Annual Purchase Commitment Deficiency, within forty-five (45) days after Amgen’s receipt of Dialysis Center’s notice of completion of Dialysis Center’s purchase order of EPOGEN in an amount equal to the Annual Purchase Commitment Deficiency pursuant to Section 3.1.1.1 of the Agreement. The payment of such EPOGEN Fixed Price Rebate to Dialysis Center shall be subject to any offset set forth in Section 3.1.1.1 of the Agreement.

2.3.3    Vesting of EPOGEN Fixed Price Rebate. The EPOGEN Fixed Price Rebate for a given Calendar Year shall vest on the last day of such Calendar Year.
2.3.4

AMENDMENT NO. 1 TO AGREEMENT NO. 00135085 BETWEEN AMGEN USA INC. AND DAVITA INC.

Schedule 1

Data

Category	Data Element	Facility	Patient
Facility Reference	Facility Name
Address
City, State, Zip
Phone
Facility ID (unique within account)
Regional ID (unique within account)
State in which facility is located

Patient Demographics	De-identified Patient ID

Medications	ESA Name
ESA Dose [*]
EPOGEN Administration Frequency (On DVA offered Protocol)
Aranesp Administration Frequency*
Other ESA Administration Frequency*
ESA Route of Administration
ESA Start Date
ESA Stop Date (Missed dose due to held)*

* For designated fields, Dialysis Center will provide Amgen business rules to calculate value of the field based on the submitted Data.